UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2013  (February 11, 2013)

Assured Pharmacy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-181361	98-0233878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5600 Tennyson Parkway, Suite 390, Plano, Texas	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (972) 473-4033

2595 Dallas Parkway, Suite 206, Frisco, Texas 75034 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities.

We are filing this Current Report on Form 8-K to report that our previously announced private placement expired on May 30, 2013.  As previously reported, in January 2013, we initiated a private placement (the “Private Placement”) of equity securities in Units, each of which consisted of (a) 38,462 shares of our common stock, $0.001 par value per share, valued at $0.65 per share; and (b) a three-year warrant to purchase up to 38,462 shares of common stock with an initial exercise price of $0.90 per share (the “Warrants”), subject to certain anti-dilution adjustments. The Units included registration rights requiring us to cause the shares of common stock issuable upon exercise of the Warrants to be registered under the Securities Act of 1933, as amended (the “Securities Act”), within 45 days of the final closing date.  If the shares of common stock issuable upon exercise of the Warrants are not covered by an effective registration statement after such time, they may be exercised on a cashless basis.

We previously reported that 20 Units were sold pursuant to a Subscription Agreement dated February 5, 2013 (as disclosed in our Current Report on Form 8-K filed February 13, 2013).  A total of 14.4 additional Units were sold on February 11th, April 9th, 16th and 19th, and May 2nd and 7th.

During the offering period, we entered into Subscription Agreements with a total of eight accredited investors (the “Investors”), pursuant to which we sold an aggregate of 34.4 units (the “Units”) at a purchase price of $25,000 per Unit (the “Unit Price”); accordingly, we received gross proceeds of $860,000.   As a result of the Private Placement, we issued a total of 1,323,093 shares of common stock and warrants to purchase up to an aggregate of 1,323,093 shares of common stock.  The Units were not sold through an underwriter, and accordingly there were no underwriting discounts or underwriting commissions involved. We did employ a placement agent for the Private Placement, to whom we paid and issued total placement agent commissions of $32,800 and five year warrants to purchase up to an aggregate of 100,924 shares of Common Stock.

The Units were offered and sold, without general solicitation and for investment purposes only, to accredited investors (as determined by signed subscription documents) in reliance on Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and/or Rule 506 of Regulation D promulgated thereunder.

The terms of the Private Placement triggered certain anti-dilution protections afforded to holders of our various classes of preferred stock and convertible debentures.  However, we reached an agreement with 100% of the holders of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and all convertible debentures to (i) consent to the Private Placement, (ii) waive the “full ratchet” anti-dilution provisions of their securities in connection with the Private Placement, and (iii) accept, as a partial ratchet anti-dilution adjustment, a decrease in the current conversion price of such preferred stock and convertible debentures and current exercise price of related warrants to $0.90 per share.  These agreements allowed us to complete the Private Placement without making certain anti-dilution adjustments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 6, 2013

ASSURED PHARMACY, INC., a Nevada corporation

By:	/s/ Robert DelVecchio
Name:	Robert DelVecchio
Title:	Chief Executive Officer